                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, For Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              RESOUND CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 22, 1997

To The Shareholders of ReSound Corporation:

     Notice is hereby given that the Annual Meeting of Shareholders of ReSound Corporation (the "Company"), a California corporation, will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, on Thursday, May 22, 1997 at 9:00 a.m. local time, for the following purposes:

          1. To elect the following directors to serve for the ensuing year and until their successors are elected: Richard L. Goode, M.D., Donald M. Kendall, Eugene Kleiner, Rodney Perkins, M.D., Peter Riepenhausen, Philip
     S. Schlein and Robert C. Wilson.

          2. To authorize the adoption of the Company's 1997 Stock Plan and the reservation of up to a maximum of 650,000 shares of the Company's Common Stock for issuance thereunder.

          3. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 1997.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on Monday, April 7, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. If you decide to attend the meeting you may vote in person even if you returned a proxy card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CRAIG W. JOHNSON
                                          Secretary

Redwood City, California
April 21, 1997

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENVELOPE PROVIDED.

                                      LOGO

                              PROXY STATEMENT FOR
                      1997 ANNUAL MEETING OF SHAREHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of ReSound Corporation (the "Company"), a California corporation, for use at the Annual Meeting of Shareholders to be held May 22, 1997 at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065.

     The Company's principal executive offices are located at 220 Saginaw Drive, Seaport Centre, Redwood City, California 94063. The Company's telephone number at that location is (415) 780-7800.

     These proxy solicitation materials were mailed on or about April 22, 1997 to all shareholders entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
David Muhlitner, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than seven candidates. However, no shareholder shall be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors where cumulative voting is invoked and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting on a particular matter at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of that matter. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for approval of the adoption of the Company's 1997 Stock Plan, for ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

     The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Skinner & Co. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Skinner & Co. a fee not to exceed $3,000 for its services and will reimburse Skinner & Co. for certain out-of-pocket expenses that are usual and proper. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, fax or telegram.

RECORD DATE AND SHARE OWNERSHIP

     Only shareholders of record at the close of business on April 7, 1997 are entitled to notice of and to vote at the meeting. As of April 7, 1997, 19,428,760 shares of the Company's Common Stock were issued and outstanding.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     The Company's Bylaws currently provide for seven directors. At the Annual Meeting seven directors are to be elected to serve until the next annual meeting of shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Assuming a quorum is present, the nominees for director receiving the greatest number of votes cast at the Annual Meeting will be elected, up to the number of directors authorized by the Company's Bylaws. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his or her successor has been elected and qualified.

     The nominees' names, ages as of December 31, 1996, and certain information about them are set forth below:

                                                                                        DIRECTOR
           NAME OF NOMINEE              AGE              PRINCIPAL OCCUPATION            SINCE
--------------------------------------  ---     --------------------------------------  --------
Richard L. Goode, M.D.................  61      Professor of Otolaryngology at            1984
                                                Stanford University School of
                                                Medicine.
Donald M. Kendall.....................  76      Consultant to PepsiCo, Inc.; Chairman     1996
                                                of the Institute for EastWest Studies.
Eugene Kleiner........................  73      Private investor and consultant.          1985
Rodney Perkins, M.D...................  60      Chairman of the Board of Directors of     1984
                                                the Company; a practicing otologic
                                                surgeon; President of the California
                                                Ear Institute at Stanford, a clinic
                                                specializing in the diagnosis and
                                                treatment of hearing disorders; and
                                                President of Project HEAR, a
                                                non-profit research organization.
Peter Riepenhausen....................  60      President and Chief Executive Officer     1992
                                                of the Company.
Philip S. Schlein.....................  62      General Partner of BHMS Partners L.P.,    1988
                                                general partner of U.S. Venture
                                                Partners, a venture capital firm.
Robert C. Wilson......................  77      Chairman of Wilson & Chambers, a          1987
                                                venture capital and consulting firm.

     Except as set forth below, each of the nominees has been engaged in the principal occupation set forth next to his name above during the past five years. There is no family relationship between any director or executive officer of the Company.

     Dr. Goode is a founder of the Company and has served as a director since February 1984. Dr. Goode is Professor of Otolaryngology -- Head and Neck Surgery at Stanford University School of Medicine and is the past president of the American Academy of Otolaryngology. Dr. Goode was formerly President of the American Academy of Facial Plastic and Reconstructive Surgery as well as Chairman of the FDA's Device Panel for Otolaryngology. Dr. Goode has conducted extensive medical research on electromagnetic transduction and biosurgical devices since the early 1970s. Dr. Goode received his M.D. from the University of Southern California and his B.A. from the University of California at Santa Barbara.

     Mr. Kendall has served as a director of the Company since June 1996. Mr. Kendall is a consultant to PepsiCo, Inc., the Chairman of the Institute for EastWest Studies and also a director and founder of the U.S.-Russia Business Council. Mr. Kendall was a co-founder of PepsiCo, Inc. and was its Chief Executive Officer for more than two decades before his retirement in 1986. He served on the PepsiCo, Inc. Board of Directors as Chairman of the Executive Committee until May 1991. Mr. Kendall serves on the Board of Directors of Orvis and the Nature Conservancy of Wyoming. Mr. Kendall was formerly a member of the Boards of Directors of Atlantic Richfield Company, Investors Diversified Services Mutual Fund Group and Pan American Airways.

     Mr. Kleiner is a founder of the Company and has served as a director since January 1985. Mr. Kleiner is a private investor and consultant. Mr. Kleiner is also a member of the advisory board of Paine Webber R&D Development Corporation. Mr. Kleiner was a founder of Fairchild Semiconductor Corporation, Tandem Computers Inc. (where he also served previously as a director), Genentech Inc. and Kleiner Perkins Caufield & Byers. He holds an M.I.E. from New York University and a B.M.E. and an honorary doctorate in engineering from the Polytechnic University.

     Dr. Perkins is a founder of the Company and has been the Chairman of the Board of Directors since the Company's inception in 1984. Dr. Perkins also served as the President and Chief Executive Officer of the Company from 1984 to July 1988. Dr. Perkins, a specialist in otologic surgery, is President of the California Ear Institute at Stanford and has been in private practice since 1968. He is Professor of Surgery at Stanford University School of Medicine, and is the founder and President of Project HEAR, a nonprofit medical institute for ear research and education. He is also a founder of Collagen Corporation, a biomaterials company, and a founder of Laserscope, a surgical systems company. Dr. Perkins was formerly Chairman of the Board of Laserscope and remains a director of Laserscope and a director of Collagen Corporation. Dr. Perkins received his M.D. from Indiana University School of Medicine and his undergraduate degree from Indiana University.

     Mr. Riepenhausen has served as the President and Chief Executive Officer of the Company since May 1994 and as a director of the Company since July 1992. He also served as Chairman of the Company's German subsidiary from its establishment in November 1992 until April 1994. From January 1990 until December 1992, Mr. Riepenhausen was an independent management consultant. From January 1993 until August 1994, Mr. Riepenhausen was President International of Chiron Vision Corporation, a manufacturer and distributor of ophthalmic devices, on a part-time basis. Mr. Riepenhausen is currently a director of Chiron Vision Corporation. From 1984 to December 1989, Mr. Riepenhausen served as Executive Vice President and Vice Chairman of the Board of Directors of The Cooper Companies, Inc., a healthcare products company, and was responsible for its worldwide pharmaceutical business. Prior to 1984, Mr. Riepenhausen was President and Chief Executive Officer of Blendax Werke R. Schneider GmbH & Co., a European healthcare products company. Prior to that, he was Senior Vice President with overall management responsibility for the Eastern hemisphere for PepsiCo, Inc. Mr. Riepenhausen is also a director of Advanced Polymer Systems Inc., a manufacturer of controlled release delivery systems for dermatological products, CaraDon Europe Limited, plc, a European manufacturer of heating and sanitary products, and Weru AG, a German manufacturer of doors and windows. Mr. Riepenhausen attended the Akademie fur Welthandel in Wiesbaden, Germany and apprenticed as a Commercial Agent with diploma as "Industriekaufmann" at Siemens-Schuckert in Bad Neustadt, Cologne and Erlangen, Germany.

     Mr. Schlein has served as a director of the Company since January 1988. Mr. Schlein has been a general partner of BHMS Partners, L.P., a general partner of U.S. Venture Partners, a venture capital firm, since April 1985. Mr. Schlein held various executive positions with R. H. Macy & Co., Inc. from September 1957 to December 1973 and was President and Chief Executive Officer of Macy's California division from January 1974 to January 1985. Additionally, Mr. Schlein has previously served as a director of Apple Computer, Inc. and currently serves as a director of Ross Stores, Inc. Mr. Schlein received his B.S. from the University of Pennsylvania.

     Mr. Wilson has served as a director of the Company since August 1987. Mr. Wilson has been Chairman of Wilson & Chambers, a venture capital and consulting firm, since December 1982. Mr. Wilson was President, Chief Executive Officer and Chairman of the Board at Memorex Corporation from 1974 until 1980. From 1971 to 1974, Mr. Wilson was President and Chief Executive Officer of Collins Radio Company, a communications company. From 1969 to 1971, Mr. Wilson was employed by Rockwell International, a diversified manufacturing company, first as President of Commercial Products and later as Executive Vice President. He is currently a director of Carco Electronics, Giga-Tronics Incorporated and Spectrian Corporation. Mr. Wilson has previously served as a director of Chrysler Corporation, GAF Corporation, Rockwell International and Western Digital Corporation. Mr. Wilson holds a B.S. from the University of California at Berkeley.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of seven meetings during the year ended December 31, 1996. The Board of Directors has an Audit Committee, a Business Planning Committee, a Human Resources Committee and a Stock and Option Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. The Board of Directors elects its committee members each year following the Annual Meeting of Shareholders.

     The Audit Committee currently consists of Richard Goode, Philip Schlein and Robert Wilson. The Audit Committee held five meetings during 1996. The Audit Committee recommends engagement of the Company's independent auditors, and is primarily responsible for approving the services performed by the

Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Business Planning Committee currently consists of Donald M. Kendall, Eugene Kleiner, Philip Schlein and Robert Wilson. The Business Planning Committee held two meetings during 1996. The Business Planning Committee reviews and evaluates the alternatives available to the Company with respect to its business and technologies and makes recommendations in the same regard to the Company's Board of Directors.

     The Human Resources Committee of the Board of Directors currently consists of Donald M. Kendall, Rodney Perkins and Philip Schlein. The Human Resources Committee held five meetings during 1996. The Human Resources Committee recommends salaries and other compensation for directors, officers and other employees of the Company, administers (with the Stock and Option Committee and the Board of Directors) the various incentive compensation and benefit plans of the Company and recommends policies relating to such plans.

     The Stock and Option Committee of the Board of Directors currently consists of Donald M. Kendall and Philip Schlein. The Stock and Option Committee held one meeting during 1996. The Stock and Option Committee has the exclusive authority to grant stock options and otherwise administer the Company's 1988 Stock Option Plan (and will have the same authority with respect to the Company's 1997 Stock Plan, if approved by the shareholders) with respect to the Company's directors and officers eligible to participate in the Plan.

     No incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors that he was eligible to attend.

COMPENSATION OF DIRECTORS

     Non-employee members of the Board of Directors receive a quarterly fee of $1,000, $750 for each meeting of the Board of Directors attended and $250 for each committee meeting attended, with committee chairpersons receiving $375 for each committee meeting attended. In addition, non-employee members of the Board of Directors receive options to purchase shares of the Company's Common Stock pursuant to its 1992 Directors' Stock Option Plan (the "Directors' Option Plan"). The Directors' Option Plan provides for the grant of nonstatutory options to non-employee directors of the Company at an exercise price not less than the fair market value of the Company's Common Stock on the date of grant. Under the Directors' Option Plan, persons who first become non-employee directors after March 31, 1992 are granted an option (the "First Option") to purchase 20,000 shares of the Company's Common Stock on the date he or she first becomes a director. Thereafter, on the last day of each fiscal year, each non-employee director (including directors who were not eligible for a First Option) is granted an option to purchase 5,000 shares of Common Stock (an "Annual Option") if, on such date, he or she has served on the Company's Board of Directors for at least six months. The Directors' Option Plan provides that the First Option becomes exercisable in installments of twenty-five percent of the shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option, and that each Annual Option becomes exercisable in full on the fourth anniversary of its date of grant. In January 1991, Dr. Perkins and the Company entered into a Contract Consulting Agreement pursuant to which Dr. Perkins was paid $5,833 per month for marketing, product development and financial consulting services. The agreement was for an initial term of one year, but the Board of Directors has ratified the renewal of such agreement through December 31, 1997. The Company paid Dr. Perkins an aggregate of approximately $81,246 in compensation for consulting services in 1996. In addition, on October 31, 1996, the Company granted Dr. Perkins an option to purchase 25,000 shares of Common Stock pursuant to the Company's 1988 Stock Option Plan. The Company also made payments to Dr. Goode for consulting services in 1996 in the amount of approximately $41,000. See "Transactions with

Management and Others" for additional information with respect to Dr. Perkins and the California Ear Institute at Stanford.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL OF THE NOMINEES LISTED ABOVE.

                                 PROPOSAL NO. 2

                        ADOPTION OF THE 1997 STOCK PLAN

     At the Annual Meeting, shareholders are being asked to approve the adoption of the Company's 1997 Stock Plan (the "1997 Stock Plan") and the reservation for issuance thereunder of up to a maximum of 650,000 shares of the Company's Common Stock. The Company's Board of Directors voted to adopt the 1997 Stock Plan on April 16, 1997. The exact number of shares reserved for issuance under the 1997 Stock Plan will be the number of shares remaining available for grant as of the date of the Annual Meeting under the Company's 1988 Stock Option Plan (which expires in April 1998), which shares will be transferred from the 1988 Stock Option Plan and deposited into the 1997 Stock Plan. In no case, however, will the number of shares reserved for issuance under the Company's 1997 Stock Plan exceed 650,000 shares.

GENERAL

     The Company's 1997 Stock Plan provides for the grant of options and stock purchase rights to employees and consultants of the Company as well as employees or consultants of any corporation in which the Company owns an equity interest (an "Affiliate"). The 1997 Stock Plan will become effective upon its approval by the shareholders of the Company and continue in effect for a term of ten years unless sooner terminated. Options granted under the 1997 Stock Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. Stock purchase rights may also be granted under the 1997 Stock Plan. The 1997 Stock Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

PURPOSE

     The purposes of the 1997 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

ADMINISTRATION

     The 1997 Stock Plan may be administered by the Board of Directors or by a committee of the Board of Directors. If adopted, the 1997 Stock Plan will be administered by the Board of Directors, the Human Resources Committee of the Board of Directors and the Stock and Option Committee of the Board of Directors. The Stock and Option Committee will have the exclusive authority to grant stock options and stock purchase rights and otherwise administer the 1997 Stock Plan with respect to the Company's directors and officers eligible to participate in the 1997 Stock Plan. Members of the Board of Directors and its committees will receive no additional compensation for their services in connection with the administration of the 1997 Stock Plan. All questions of interpretation of the 1997 Stock Plan will be determined by the Board of Directors or its committees, and its decisions are final and binding upon all participants.

ELIGIBILITY

     The proposed 1997 Stock Plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors who are also employees) of the Company, its subsidiaries or Affiliates. In addition, the proposed 1997 Stock Plan provides that nonstatutory stock options may be granted to consultants of the Company, its subsidiaries or Affiliates. Under the terms of the proposed 1997 Stock Plan, outside directors of the Company are eligible to receive grants as consultants. The Board of Directors or its committees selects the optionees and determines the number of shares to be subject to each option. In making such determination, there are taken into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company and other relevant factors.

     The proposed 1997 Stock Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee during any fiscal year shall be 650,000 shares, subject to adjustment as provided in the 1997 Stock Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

     Each option is evidenced by a stock option agreement between the Company and the optionee. Each option is subject to the following principal additional terms and conditions:

          (a) Exercise of the Option. The Board of Directors or its committee determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering of payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Board of Directors or its committee and specified in the option agreement, and such form of consideration may vary for each option.

          (b) Exercise Price. The exercise price under the 1997 Stock Plan is determined by the Board of Directors or its committee and, in the case of an incentive stock option, may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. In the case of an incentive stock option granted to an optionee who owns more than 10% of the combined voting power of all classes of stock of the Company, its parent or subsidiaries, the exercise price must not be less than 110% of the fair market value on the date of grant. The fair market value per share is equal to the closing price on the Nasdaq National Market on the date of grant. The 1997 Stock Plan gives the administrator the authority to set the price of nonstatutory stock options; provided, however, that in the case of a nonstatutory stock option granted to any individual who on the last day of the Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four highest compensated officers of the Company (other than the chief executive officer), the exercise price may not be less than 100% of the fair market value of the Common Stock on the date the option is granted.

          (c) Termination of Employment. If the optionee's employment or consulting relationship terminates for any reason other than disability or death, options under the 1997 Stock Plan may be exercised not later than 30 days (or such other period of time not exceeding three months in the case of an incentive stock option or six months in the case of a nonstatutory stock option as is determined by the Board of Directors or its committee) after such termination and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term.

          (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his or her total and permanent disability, options may be exercised within six months (or such other period of time not exceeding twelve months as is determined by the Board of Directors or its committee) of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after its termination date.

          (e) Death. Under the 1997 Stock Plan, if an optionee should die while employed or retained by the Company, and such optionee has been continuously employed or retained by the Company since the date of grant of the option, the option may be exercised within six months after the date of death (or such other period of time, not exceeding twelve months, as is determined by the Board of Directors or its committee) by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent the optionee would have been entitled to exercise the option had the optionee continued living and remained employed or retained by the Company for three months after the date of death, but in no event may the option be exercised after its termination date.

          If an optionee should die within 30 days (or such other period of time not exceeding three months as is determined by the Board of Directors or its committee) after the optionee has ceased to be continuously employed or retained by the Company, the option may be exercised within six months after the date of death by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent that the optionee was entitled to exercise the option at the date of death, but in no event may the option be exercised after its termination date.

          (f) Extension of Exercise Period. Notwithstanding the limitations described in subsections (c), (d) and (e) above, the Board of Directors or its committee has authority to extend the period of time for which an option is to remain exercisable following termination of an optionee's employment or consulting relationship with the Company to such greater extent as the Board of Directors or its committee may deem appropriate, provided, that in no event may an option be exercisable after its termination date.

          (g) Term of Options. The 1997 Stock Plan provides that options granted under the Plan have the term provided in the option agreement; provided, however, that in the case of an incentive stock option, the term shall be no more than ten years from the date of grant thereof or such shorter term as may be provided in the option agreement. In the case of an incentive stock option granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary, the term of the option shall be five years from the date of grant thereof or such shorter term as may be provided in the option agreement.

          (h) Option Not Transferable. An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime and in the event of the optionee's death by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death. In addition, the 1997 Stock Plan gives the administrator the discretion to grant a nonstatutory stock option that has limited transferability rights (to a charitable trust, to a living trust established by an optionee or to an optionee's immediate family members).

          (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1997 Stock Plan as may be determined by the Board of Directors or its committee, including the issuance of stock withholding rights. Stock withholding rights allow an optionee to satisfy withholding obligations in connection with an option or stock purchase right (described below) through the surrender of other shares of the Company's stock or the withholding of shares from the exercise or purchase transaction itself.

STOCK PURCHASE RIGHTS

     Under the terms of the proposed 1997 Stock Plan, in addition to granting both incentive stock options and nonstatutory stock options, the Company may also grant stock purchase rights. Such stock purchase rights may either be issued alone, in addition to, or in tandem with, other awards granted under the 1997 Stock Plan. The 1997 Stock Plan gives the administrator the authority to set the price for any stock purchase right issued pursuant to the 1997 Stock Plan. Unless the Board (or its committee) determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original purchase price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Board of Directors or its committee may determine.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1997 Stock Plan. Similar appropriate adjustments shall be made with respect to each outstanding stock purchase right. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Board of Directors or its committees.

CORPORATE TRANSACTIONS

     In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option and stock purchase right shall be assumed or an equivalent option or stock purchase right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the optionee shall have the right to exercise the option as to some or all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board (or its committee) makes an option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the administrator shall notify the optionee that the option shall be exercisable for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period. All outstanding repurchase rights held by the Company at the time of a merger or sale of assets shall be assigned to the successor corporation or a parent or subsidiary of such successor corporation, unless the administrator determines, in the exercise of its sole discretion and in lieu of such assignment, that such repurchase rights shall terminate automatically prior to the consummation of the transaction.

AMENDMENT AND TERMINATION

     The Board of Directors may amend the 1997 Stock Plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the 1997 Stock Plan that increases the number of shares that may be issued as incentive stock options under the 1997 Stock Plan, modifies the standards of eligibility, modifies the limitation on grants to employees described in the 1997 Stock Plan or results in other changes which would require shareholder approval to qualify options granted under the 1997 Stock Plan as performance-based compensation under Section 162(m) of the Code. The 1997 Stock Plan will terminate in May 2007, provided that any options then outstanding under the 1997 Stock Plan shall remain outstanding until they expire by their terms.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, provides that a publicly held corporation cannot deduct compensation of a covered employee (the CEO and the four other most highly compensated employees for the taxable year whose compensation is required to be reported to shareholders under the Securities Exchange Act of 1934, as amended) to the extent the compensation exceeds $1 million per tax year. There is a statutory exception to this limitation for compensation based on the attainment of performance goals. Income derived from stock options will qualify for this exception and thus be treated as performance-based compensation if granted in accordance with requirements set forth in Section 162(m). The Company is seeking shareholder approval of the 1997 Stock Plan in order for options granted under the 1997 Stock Plan to qualify as incentive stock options, to the extent so designated by the Board (or its committee), and as performance-based compensation under Section 162(m).

FEDERAL INCOME TAX ASPECTS OF THE 1997 STOCK PLAN

     The following is a brief summary of the U.S. federal income tax consequences of transactions under the 1997 Stock Plan based on federal income tax laws in effect as of this date. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax law of any state, municipality or non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law.

     Options granted under the 1997 Stock Plan may be either incentive stock options, as defined in Section 422 of the Code, or nonstatutory stock options.

     If an option granted under the 1997 Stock Plan is an incentive stock option, under current U.S. tax laws the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise, although the exercise may give rise to alternative minimum tax (see discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain under U.S. tax laws. If both of these holding periods are not satisfied, the optionee will recognize ordinary income under U.S. tax laws equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized under U.S. tax laws as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. The current federal tax rate on long-term capital gains is capped at 28%. Capital losses are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, under U.S. tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% shareholder of the Company, the date of taxation under U.S. tax laws may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated under U.S. tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

     The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exclusion of $45,000 for joint returns and $33,750 for individual returns. Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

     In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the shares on the date of exercise over the option's exercise price. Because the alternative minimum tax calculation may be complex, any optionee who upon exercising an incentive stock option would recognize (together with other alternative minimum taxable income preference and adjustment items for the year) alternative minimum taxable income in excess of the exclusion amount noted above should consult his or her own tax advisor prior to exercising the incentive stock option.

     If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

     Stock purchases under the 1997 Stock Plan will generally be taxed in the same manner as the exercise of a nonstatutory stock option.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the Common Stock represented and voting at the Annual Meeting with respect to this proposal (which shares voting affirmatively also represent a majority of the required quorum) is required for the adoption of the 1997 Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ADOPTION OF THE 1997 STOCK PLAN.

                                 PROPOSAL NO. 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1997 and recommends that the shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the financial statements of the Company since inception. Representatives of Ernst & Young LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS VOTING IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of December 31, 1996 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 16, and (iv) all directors and executive officers as a group.

                                                                       SHARES BENEFICIALLY
                                                                             OWNED(1)
                      5% SHAREHOLDERS, DIRECTORS,                    ------------------------
                       NAMED EXECUTIVE OFFICERS                                    PERCENT OF
            AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP           NUMBER         TOTAL
    ---------------------------------------------------------------  ---------     ----------
    Rodney Perkins, M.D.(2)(3).....................................    637,666         3.3%
    Paul A. Busse(3)...............................................    110,793        *
    Robert Anderson(4).............................................     11,111        *
    Donald M. Kendall..............................................          0        *
    John H. Giroux(3)..............................................     95,614        *
    Richard L. Goode, M.D.(3)......................................     19,500        *
    Eugene Kleiner(3)..............................................    443,731         2.3%
    Vincent Pluvinage, Ph.D.(3)(5).................................    269,408         1.4%
    Peter Riepenhausen(3)(6).......................................    407,506         2.2%
    Philip S. Schlein(3)...........................................     25,000        *
    Stephan Becker-Vogt(3).........................................    121,126        *
    Robert C. Wilson(3)............................................    120,190        *
    All directors and executive officers as a group (13
      persons)(2)(3)(5)(6).........................................  2,284,172        11.8%

---------------
 *  Less than 1%.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.

(2) Includes 119,333 shares held by Dr. Perkins as trustee of the Wayne Calvin Perkins Trust.

(3) Includes with respect to each named person the following number of shares subject to stock options that are exercisable within 60 days of December 31, 1996: Dr. Perkins, 37,391; Mr. Busse, 98,850; Mr. Giroux, 88,436; Dr. Goode,
    12,813; Mr. Kleiner, 20,000; Dr. Pluvinage, 162,500; Mr. Riepenhausen, 332,875; Mr. Schlein, 25,000; Mr. Becker-Vogt, 65,399 and Mr. Wilson, 56,563.

(4) Mr. Anderson resigned as a director of the Company effective April 1, 1997.

(5) Includes 20,520 shares owned by Margaret Farrell, Dr. Pluvinage's wife.

(6) Includes 74,631 shares held by Peter Riepenhausen and Waltraud Riepenhausen, as trustees of the Riepenhausen Family Trust.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 15 shall not be incorporated by reference into any such filings.

                    REPORT OF THE HUMAN RESOURCES COMMITTEE

GENERAL

     Through its compensation programs, the Company seeks to provide incentives and rewards for all employees, including its executive officers, to achieve individual goals that collectively contribute to the achievement of broader corporate goals and maximize the interests of the Company's shareholders.

     As a key element in the Company's compensation programs, at the beginning of each fiscal year, the Chief Executive Officer and the Company's other executive officers establish a number of corporate goals addressing such business objectives as financial performance, product performance improvements and product and market development and expansion.

     Because the Company's executive officers are responsible for the achievement of the corporate-level goals, their compensation is determined by reference both to individual performance and to corporate performance. Of these two elements, corporate performance has the most significant impact on executive officer compensation through cash bonuses and the value of stock options.

     The Company's executive compensation programs have three specific objectives:

          1. Performance-based compensation -- ReSound believes that it is important to reward individual executives for their performance as well as for the overall performance of the Company.

          2. Competitive compensation levels -- To attract and retain talented individuals, the Company believes it must maintain compensation levels and programs that are competitive in the relevant employment market.

          3. Maximization of shareholder interests -- Ultimately, management seeks to generate a satisfactory return for the Company's shareholders. Therefore, it is critical to align management's interests with the interests of the Company's shareholders in establishing compensation programs.

COMPENSATION OF EXECUTIVE OFFICERS

     To achieve the compensation goals outlined above, the Company's executive compensation is comprised of three key components: (i) salary, (ii) annual cash bonuses and (iii) stock options.

     Specific recommendations with respect to salary and annual cash bonuses for the executive officers (except the Chief Executive Officer) are made by the Chief Executive Officer, with the final decisions being made by the Board of Directors in accordance with the recommendations of the Human Resources Committee. In the case of the Chief Executive Officer, the Board of Directors determines actions to be taken, consistent with the recommendations of the Human Resources Committee. With respect to stock options, the final decisions are made by the Stock and Option Committee consistent with the recommendations of the Human Resources Committee.

     Salaries are generally reviewed in the early spring of each year and appropriate adjustments are made after taking into account such factors as individual performance and experience, market data, responsibility and salary levels within the Company and the salary range established for the position.

     Cash bonus arrangements are established at the commencement of each fiscal year. Payment of such cash bonuses depends upon corporate financial performance for the year and achievement of individual goals by each executive. For 1997 (as in 1994, 1995 and 1996 ) no cash bonus is payable unless the Company achieves a net profit. Thereafter, ten percent of net profit is set aside for potential bonuses up to a maximum amount determined based upon a percentage of the annual salary of the employees, including executive officers, eligible to participate in the incentive compensation plan. The maximum eligible percentage varies between zero and 100% of annual salary, depending on the position. The portion of the bonus that is actually paid is based on an assessment of the individual executive's performance. The executive must remain employed by the Company at the time of payment of bonuses to be eligible to receive a bonus with respect to the preceding year. Because the Company did not achieve a net profit in 1996, no bonuses will be paid to the executive officers with respect to fiscal 1996.

     Because stock options provide an incentive for executives to maximize shareholder value over time, stock options are a key to aligning the interests of management and shareholders. Value accrues to executives only as the value of the Company's stock appreciates. Vesting schedules encourage a long-term commitment to the Company by its executive officers. The number of stock options held by each executive officer is periodically reviewed against ranges established for each position and additional awards are considered to optimize the level of incentives and rewards.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As of January 1, 1996, Peter Riepenhausen, President and Chief Executive Officer of the Company, was receiving an annual base salary of $300,000. Effective as of April 1, 1996, Mr. Riepenhausen's annual base salary was increased to $330,000. In setting this base salary, the Company's Board of Directors considered such factors as Mr. Riepenhausen's management in a difficult corporate environment, the pending and completed acquisitions by the Company and the Company's settlement of major litigation. Because the Company did not achieve a net profit in 1996, Mr. Riepenhausen was not paid a bonus with respect to fiscal 1996.

     Mr. Riepenhausen was granted a nonstatutory stock option to purchase 50,000 shares of Common Stock on April 18, 1996 at an exercise price of $12.50 per share, which option vests at the rate of 1/48th of the shares each month commencing on April 18, 1996. Such option was granted pursuant to the Company's 1988 Stock Option Plan.

     Mr. Riepenhausen has previously been granted options to purchase 560,000 shares of Common Stock which continue to be outstanding at exercise prices of $2.50 to $19.88, with various vesting periods. Mr. Riepenhausen does not participate in the Human Resources Committee's determination of his salary or bonus or the determination of options granted to him by the appropriate committee of the Board of Directors.

                                          HUMAN RESOURCES COMMITTEE

                                          PHILIP S. SCHLEIN (CHAIRMAN)
                                          DONALD M. KENDALL
                                          RODNEY PERKINS, M.D.

                    HUMAN RESOURCES COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     There are currently no employee directors serving on the Human Resources Committee. The following non-employee directors currently serve on the Human Resources Committee: Donald M. Kendall, Rodney Perkins, M.D. and Philip S. Schlein.

     Dr. Rodney Perkins is currently the Chairman of the Board of Directors of the Company and also served as the Company's President and Chief Executive Officer from 1984 to July 1988. In January 1991, Dr. Perkins entered into a Contract Consulting Agreement with the Company pursuant to which he is paid $5,833 per month for consulting services beyond his current responsibilities as Chairman of the Board of Directors. See "Proposal No. 1 Election of
Directors -- Compensation of Directors." Dr. Perkins is also President of the

California Ear Institute at Stanford ("CEI"), a medical clinic specializing in the diagnosis and treatment of hearing disorders that served as a site for clinical trials of the Company's products. In 1996, the Company had net sales of approximately $192,000 to CEI, representing an insignificant percentage of the Company's total net sales in 1996. At December 31, 1996, accounts receivable from CEI were approximately $16,000, representing an insignificant percentage of the Company's accounts receivable balance at December 31, 1996. See "Transactions with Management and Others." Dr. Perkins is a member of the Human Resources Committee of the Board of Directors of Laserscope, a surgical systems company. The Company and Laserscope have not conducted any business with each other in the past and the Company does not presently anticipate doing so in the future.

     See "Proposal No. 1 Election of Directors -- Compensation of Directors" for a discussion of certain information with respect to directors serving on the Human Resources Committee.

                               PERFORMANCE GRAPH

     The following graph summarizes cumulative total shareholder return data (assuming reinvestment of dividends) for the period since the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended (March 4, 1993). The graph assumes that $100 was invested on March 4, 1993: (i) in the Common Stock of ReSound, (ii) in the Nasdaq Market Index and
(iii) in the MG Medical Instruments and Supplies Index (provided by Media General Financial Services, Inc.). The stock price performance on the following graph is not necessarily indicative of future stock price performance.

        Measurement Period                                 NASDAQ Market
      (Fiscal Year Covered)               ReSound              Index             Industry
4/3/93                                   100.00              100.00              100.00
1993                                     182.76              119.85               98.72
1994                                      90.80              125.84              108.51
1995                                      66.67              163.22              175.11
1996                                      65.52              202.83              183.72

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the compensation received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for 1996, and the compensation received by each such individual for the Company's two prior years.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                                       -------------------
                                           ANNUAL COMPENSATION                             SECURITIES
                                       ---------------------------       OTHER             UNDERLYING
NAME AND PRINCIPAL POSITION   YEAR     SALARY($)(1) BONUS($)(2)(3)    COMPENSATION     OPTIONS (SHARES)(4)
----------------------------  -----    --------     --------------    ------------     -------------------
Peter Riepenhausen..........   1996    $322,893        $      0               --              50,000
  President and Chief          1995     293,269         100,000         $ 87,000(9)          100,000
  Executive Officer            1994     133,260(5)            0               --             400,000
John H. Giroux..............   1996    $169,483        $      0               --              25,000
  President of USA             1995     152,308               0               --                  --
  Profit Center                1994     142,744               0               --              41,771
Paul A. Busse...............   1996    $173,586        $      0               --              25,000
  Senior Vice President of     1995     158,269               0               --              62,500
  Finance and Administration   1994     133,500               0               --              31,042
  and Chief Financial
  Officer
Vincent Pluvinage, Ph.D.....   1996    $207,039        $      0               --              25,000
  Executive Vice President     1995     191,923               0               --             100,000
                               1994     162,038               0               --              74,375
Stephan Becker-Vogt.........   1996    $219,371(6)     $      0               --              25,000
  Senior Vice President and    1995     214,788(7)            0               --              65,000
  Executive Vice President
  of ReSound Europe            1994     174,051(8)            0               --              41,250

---------------
(1) Includes amounts deferred under the Company's 401(k) plan except with respect to Mr. Becker-Vogt.

(2) Includes bonuses earned in the indicated year and paid in the subsequent year. Excludes bonuses paid in the indicated year but earned in the preceding year.

(3) Executive officers are entitled to discretionary bonuses based on individual and corporate performance. These bonuses are determined based upon the recommendation of the Human Resources Committee of the Board of Directors. See "Report of the Human Resources Committee."

(4) Options granted under the 1988 Stock Option Plan.

(5) Consists of salary paid to Mr. Riepenhausen commencing on May 1, 1994, his employment commencement date, and ending on December 31, 1994.

(6) Mr. Becker-Vogt was paid 331,250 DM in 1996. The compensation reported above assumes an average exchange rate of $1 U.S. per each 1.51 DM.

(7) Mr. Becker-Vogt was paid 305,000 DM in 1995. The compensation reported above assumes an average exchange rate of $1 U.S. per each 1.42 DM.

(8) Mr. Becker-Vogt was paid 275,000 DM in 1994. The compensation reported above assumes an average exchange rate of $1 U.S. per each 1.58 DM.

(9) Mr. Riepenhausen received a housing adjustment of $87,000 in 1995.

                          STOCK OPTION GRANTS IN 1996

     The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to grants of options to purchase Common Stock of the Company made in 1996 and the value of all options held by such executive officers on December 31, 1996.

                                                                                       POTENTIAL
                                            INDIVIDUAL GRANTS                         REALIZABLE
                          -----------------------------------------------------    VALUE AT ASSUMED
                          NUMBER OF                                                 ANNUAL RATES OF
                          SECURITIES    PERCENT OF                                    STOCK PRICE
                          UNDERLYING  TOTAL OPTIONS                                APPRECIATION FOR
                           OPTIONS      GRANTED TO      EXERCISE                    OPTION TERM(2)
                           GRANTED     EMPLOYEES IN       PRICE      EXPIRATION   -------------------
          NAME            (SHARES)    FISCAL YEAR(1)   (PER SHARE)      DATE       5%($)      10%($)
------------------------  ---------   --------------   -----------   ----------   --------   --------
Peter Riepenhausen......    50,000         6.5%          $ 12.50       4/18/01    $393,059   $996,089
John H. Giroux..........    25,000         3.3%          $ 12.50       4/18/01    $196,530   $498,045
Paul A. Busse...........    25,000         3.3%          $ 12.50       4/18/01    $196,530   $498,045
Vincent Pluvinage,
  Ph.D. ................    25,000         3.3%          $ 12.50       4/18/01    $196,530   $498,045
Stephan Becker-Vogt.....    25,000         3.3%          $ 12.50       4/18/01    $196,530   $498,045

---------------
(1) The Company granted options to employees to purchase an aggregate of 768,750 shares of Common Stock during 1996.

(2) Potential realizable values are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual realized gains, if any, on stock option exercises are dependent on future performance of the Company's Common Stock, as well as the optionee's continued employment through the vesting period.

                      AGGREGATED OPTION EXERCISES IN 1996
                           AND YEAR-END OPTION VALUES

     The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to exercises in 1996 of options to purchase Common Stock of the Company.

                                                             NUMBER OF
                                                             SECURITIES
                                                             UNDERLYING
                                                            UNEXERCISED       VALUE OF UNEXERCISED
                                                              OPTIONS         IN-THE-MONEY OPTIONS
                                                           AT FISCAL YEAR        AT FISCAL YEAR
                            SHARES                             END(#)                END($)
                          ACQUIRED ON       VALUE          (EXERCISABLE/         (EXERCISABLE/
          NAME            EXERCISE(#)   REALIZED($)(1)     UNEXERCISABLE)      UNEXERCISABLE)(2)
------------------------  -----------   --------------   ------------------   --------------------
Peter Riepenhausen......     40,000        $330,000        332,815/227,185        $ 15,625/$0
John H. Giroux..........         --              --         88,436/ 38,960         675,390/0
Paul A. Busse...........         --              --         98,850/ 74,792         175,725/0
Vincent Pluvinage,
  Ph.D. ................     10,833        $ 69,998        162,500/108,542          16,276/638
Stephan Becker-Vogt.....      6,250        $ 46,875         65,339/ 67,506          28,906/0

---------------
(1) Value realized is calculated based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the date of exercise minus the exercise price of the option, and does not necessarily indicate that the optionee sold such stock.

(2) Based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1996 of $7.125 per share.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In 1996, the Company had net sales of approximately $192,000 to the California Ear Institute at Stanford ("CEI"), a medical clinic specializing in the diagnosis and treatment of hearing disorders that served as a site for clinical trials of the Company's products. Dr. Rodney Perkins, Chairman of the Company's Board of Directors, is President of CEI. Such sales represented an insignificant percentage of the Company's total net sales in 1996. In addition, at December 31, 1996, accounts receivable from CEI were approximately $16,000, representing an insignificant percentage of the Company's accounts receivable balance at December 31, 1996. Dr. Perkins has been granted options to purchase shares of Common Stock in connection with his consulting services to the Company beyond his duties as a director. Also in connection with his consulting services to the Company, the Company paid Dr. Perkins an aggregate of approximately $81,246 in 1996. See "Proposal No. 1 Election of Directors -- Compensation of Directors" and "Human Resources Committee Interlocks and Insider Participation."

     In October 1995, the Company borrowed $1.7 million under a guaranteed loan from Silicon Valley Bank. This loan was repaid in full in October 1996. Such loan was guaranteed by six of the Company's directors at the time it was entered into: Drs. Goode and Perkins, James J. Gallogly and Messrs. Kleiner, Riepenhausen and Wilson. In connection with their agreement to execute and deliver personal guarantees to Silicon Valley Bank with respect to this loan, the Company issued warrants to purchase an aggregate of 105,492 shares of Common Stock to the six directors who executed such guarantees at an initial exercise price of $8.13 per share, exercisable immediately, expiring December 1, 2000.

     The Company has entered into indemnification agreements with each of its directors and executive officers, which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during 1996. To the best of the Company's knowledge, all of these filing requirements have been satisfied, except for the following. On April 3, 1996, Mr. Riepenhausen exercised an option to purchase 30,000 shares of the Company's Common Stock. On July 31, 1996, Mr. Riepenhausen exercised options to purchase 10,000 shares of the Company's Common Stock. In each case, Mr. Riepenhausen failed to make the requisite SEC filing by the established deadline. On March 4, 1996, Mr. Becker-Vogt exercised an option to purchase 6,250 shares of the Company's Common Stock. Mr. Becker-Vogt failed to make the requisite SEC filing by the established deadline. In making this statement, the Company has relied solely on written representations of its directors and executive officers and any ten percent holders and copies of the reports that they filed with the SEC.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1998 Annual Meeting must be received by the Company no later than December 23, 1997 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CRAIG W. JOHNSON
                                          Secretary

Dated: April 21, 1997

                                    APPENDIX

                               RESOUND CORPORATION

                                 1997 STOCK PLAN


APPROVED BY THE COMPANY'S BOARD OF DIRECTORS IN APRIL, 1996, SUBJECT TO APPROVAL BY THE COMPANY'S SHAREHOLDERS AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 1997.


         1. PURPOSES OF THE PLAN. The purposes of this Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company's business.

                  Options granted hereunder may be either Incentive Stock Options (as defined under Section 422 of the Code) or Nonstatutory Stock Options, at the discretion of the Board and as reflected in the terms of the written option agreement. Stock purchase rights may also be granted under the Plan.

         2. DEFINITIONS. As used herein, the following definitions shall apply:

                  (a) "Administrator" shall mean the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

                  (b) "Affiliate" shall mean an entity other than a Subsidiary (as defined below) in which the Company owns an equity interest.

                  (c) "Applicable Laws" shall have the meaning set forth in
Section 4(a) below.

                  (d) "Board" shall mean the Board of Directors of the Company.

                  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (f) "Committee" shall mean the Committee appointed by the Board of Directors in accordance with Section 4(a) of the Plan, if one is appointed.

                  (g) "Common Stock" shall mean the Common Stock of the Company.

                  (h) "Company" shall mean ReSound Corporation, a California corporation.

                  (i) "Consultant" means any person, including an advisor, who is engaged by the Company or any Parent, Subsidiary or Affiliate to render services and is compensated for such services, and any director of the Company whether compensated for such services or not, so long as a director's eligibility is not precluded by Applicable Laws.

                  (j) "Continuous Status as an Employee or Consultant" shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Administrator; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute. For purposes of this Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute a termination of employment.

                  (k) "Director" shall mean a member of the Board.

                  (l) "Employee" shall mean any person (including any Named Executive, Officer or Director) employed by the Company or any Parent, Subsidiary or Affiliate of the Company. The payment by the Company of a director's fee to a Director shall not be sufficient to constitute "employment" of such Director by the Company.

                  (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (n) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                            (i)     If the Common Stock is listed on any
established stock exchange or a national market system including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, its Fair Market Value shall be the closing sales price for such stock as quoted on such system on the date of determination (if for a given day no sales were reported, the closing bid on that day shall be used), as such price is reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                           (ii)     If the Common Stock is quoted on the Nasdaq
System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock or;

                          (iii)     In the absence of an established market for
the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

                  (o) "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable written option agreement.

                  (p) "Named Executive" shall mean any individual who, on the last day of the Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four highest compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

                  (q) "Nonstatutory Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable written option agreement.

                  (r) "Officer" shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

                  (s) "Option" shall mean a stock option granted pursuant to the Plan.

                  (t) "Optioned Stock" shall mean the Common Stock subject to an Option or a Stock Purchase Right.

                  (u) "Optionee" shall mean an Employee or Consultant who receives an Option or a Stock Purchase Right.

                  (v) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

                  (w) "Plan" shall mean this 1997 Stock Plan.

                  (x) "Restricted Stock" means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 11 of the Plan.

                  (y) "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act as the same may be amended from time to time, or any successor provision.

                  (z) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

                  (aa) "Stock Purchase Right" shall mean the right to purchase Common Stock pursuant to Section 11 of the Plan.

                  (bb) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

         3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of shares that may be optioned and sold under the Plan is 650,000 shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

         If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Notwithstanding any other provision of the Plan, shares issued under the Plan and later repurchased by the Company shall not become available for future grant under the Plan.

         4.  ADMINISTRATION OF THE PLAN.

                  (a)      COMPOSITION OF ADMINISTRATOR.

                            (i)     MULTIPLE ADMINISTRATIVE BODIES.  If
permitted by Rule 16b-3, and by the legal requirements relating to the administration of incentive stock option plans, if any, of applicable securities laws and the Code (collectively, the "Applicable Laws"), grants under the Plan may (but need not) be made by different administrative bodies with respect to Directors, Officers who are not directors and Employees who are neither Directors nor Officers.

                           (ii)     ADMINISTRATION WITH RESPECT TO DIRECTORS AND
OFFICERS. With respect to grants of Options to Employees or Consultants who are also Officers or Directors of the Company, grants under the Plan shall be made by (A) the Board, if the Board may make grants under the Plan in compliance with Rule 16b-3 and Section 162(m) of the Code as it applies so as to qualify grants of Options to Named Executives as performance-based compensation, or (B) a Committee designated by the Board to make grants under the Plan, which Committee shall be constituted in such a manner as to permit grants under the Plan to comply with Rule 16b-3, to qualify grants of Options to Named Executives as performance-based compensation under Section 162(m) of the Code and otherwise so as to satisfy the Applicable Laws.

                          (iii)     ADMINISTRATION WITH RESPECT TO OTHER
PERSONS. With respect to grants of Options to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by
(A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws.

                           (iv)     GENERAL.  If a Committee has been appointed
pursuant to subsection (ii) or (iii) of this Section 4(a), such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee appointed under subsection (ii), to the extent permitted by Rule 16b-3 and to the extent required under Section 162(m) of the Code to qualify grants of Options to Named Executives as performance-based compensation.

                  (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

                            (i)     to determine the Fair Market Value of the
Common Stock, in accordance with Section 2(m) of the Plan;

                           (ii)     to select the Employees and Consultants to
whom Options may from time to time be granted hereunder;

                          (iii)     to determine whether and to what extent
Options are granted hereunder;

                           (iv)     to determine the number of shares of Common
Stock to be covered by each such award granted hereunder;

                            (v)     to approve forms of agreement for use under
the Plan;

                           (vi)     to determine the terms and conditions, not
inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Option and/or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator shall determine, in its sole discretion);

                          (vii)     to reduce the exercise price of any Option
to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted.

                  (c) EFFECT OF ADMINISTRATOR'S DECISION. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees and any other holders of any Options.

         5. ELIGIBILITY.

                  (a) RECIPIENTS OF GRANTS. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees, provided, however, that Employees of an Affiliate shall not be eligible to receive Incentive Stock Options. An Employee or Consultant who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options.

                  (b) TYPE OF OPTION. Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

                  (c) NO EMPLOYMENT RIGHTS. The Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

         6. TERM OF PLAN. The Plan shall become effective upon its approval by the shareholders of the Company as described in Section 21 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under
Section 17 of the Plan.

         7. TERM OF OPTION. The term of each Option shall be the term stated in the Option Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

         8. LIMITATION ON GRANTS TO EMPLOYEES. Subject to adjustment as provided in this Plan, the maximum number of Shares which may be subject to Options and Stock Purchase Rights granted to any one Employee under this Plan for any fiscal year of the Company shall be 650,000.

         9. OPTION EXERCISE PRICE AND CONSIDERATION.

                  (a) EXERCISE PRICE. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

                            (i)     In the case of an Incentive Stock Option

                                    (A)     granted to an Employee who, at the
time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

                                    (B)     granted to any other Employee, the
per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                           (ii)     In the case of a Nonstatutory Stock Option

                                    (A)     granted to a person who, at the time
of the grant of such Option, is a Named Executive of the Company, the per share Exercise Price shall be no less than 100% of the Fair Market Value on the date of grant; or

                                    (B)     granted to any person other than a
Named Executive, the per Share exercise price shall be the price determined by the Administrator.

                  (b) PERMISSIBLE CONSIDERATION. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) promissory note, (4) other Shares that (x) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (5) authorization from the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (6) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price, (7) any combination of the foregoing methods of payment, or (8) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

         10. EXERCISE OF OPTION.

                  (a) PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

                  An Option may not be exercised for a fraction of a Share.

                  An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 9(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in
Section 14 of the Plan.

                  Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                  (b) TERMINATION OF STATUS AS AN EMPLOYEE OR CONSULTANT. In the event of termination of an Optionee's Continuous Status as an Employee or Consultant, such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding three (3) months in the case of an Incentive Stock Option or six (6) months in the case of a Nonstatutory Stock Option, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the optionee does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

                  (c) DISABILITY OF OPTIONEE. Notwithstanding Section 10(b) above, in the event of termination of an Optionee's Continuous Status as an Employee or Consultant as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), he or she may, but only within six
(6) months (or such other period of time not exceeding twelve (12) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

                  (d) DEATH OF OPTIONEE. In the event of the death of an
Optionee:

                            (i)     during the term of the Option who is at the
time of his death an Employee or Consultant of the Company and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised, at any time within six (6) months (or such other period of time, not exceeding twelve (12) months, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee or Consultant three (3) months (or such other period of time as is determined by the Administrator as provided above) after the date of death, subject to the limitation set forth in Section 5(b); or

                           (ii)     within thirty (30) days (or such other
period of time not exceeding three (3) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

                  (e) EXTENSION OF EXERCISE PERIOD. The Administrator shall have full power and authority to extend the period of time for which an option is to remain exercisable following termination of an Optionee's Continuous Status as an Employee or Consultant from the periods set forth in Sections 10(b), 10(c) and 10(d) above or in the Option Agreement to such greater time as the Board shall deem appropriate, provided, that in no event shall such option be exercisable later than the date of expiration of the term of such Option as set forth in the Option Agreement.

                  (f) RULE 16B-3. Options granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

         11.      STOCK PURCHASE RIGHTS.

                  (a) RIGHTS TO PURCHASE. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid (which price shall be determined by the Administrator), and the time within which such person must accept such offer, which shall in no event exceed thirty (30) days from the date upon which the Administrator made the determination to grant the Stock Purchase Right. The offer shall be accepted by execution of a Restricted Stock purchase agreement in the form determined by the Administrator. Shares purchased pursuant to the grant of a Stock Purchase Right shall be referred to herein as "Restricted Stock."

                  (b) REPURCHASE OPTION. Unless the Administrator determines otherwise, the Restricted Stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original purchase price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

                  (c) OTHER PROVISIONS. The Restricted Stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock purchase agreements need not be the same with respect to each purchaser.

                  (d) RIGHTS AS A SHAREHOLDER. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 14 of the Plan.

         12. WITHHOLDING TAXES. As a condition to the exercise of Options and Stock Purchase Rights granted hereunder, the Optionee shall make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise, receipt or vesting of such Option or Stock Purchase Right. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

         13. STOCK WITHHOLDING TO SATISFY WITHHOLDING TAX OBLIGATIONS. At the discretion of the Administrator, Optionees may satisfy withholding obligations as provided in this paragraph. When an Optionee incurs tax liability in connection with an Option or Stock Purchase Right which tax liability is subject to tax withholding under applicable tax laws, and the Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Optionee may satisfy the withholding tax obligation by one or some combination of the following methods: (a) by cash payment, or (b) out of Optionee's current compensation, or (c) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares that (i) in the case of Shares previously acquired from the Company, have been owned by the Optionee for more than six months on the date of surrender, and (ii) have a fair market value on the date of surrender equal to or less than Optionee's marginal tax rate times the ordinary income recognized, or (d) by electing to have the Company withhold from the Shares to be issued upon exercise of the Option or Stock Purchase Right that number of Shares having a fair market value equal to the amount required to be withheld. For this purpose, the fair market value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date").

                  Any surrender by an Officer or Director of previously owned Shares to satisfy tax withholding obligations arising upon exercise of an Option or Stock Purchase Right must comply with the applicable provisions of Rule 16b-3.

                  All elections by an Optionee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

                  (a) the election must be made on or prior to the applicable Tax Date;

                  (b) once made, the election shall be irrevocable as to the particular Shares of the Option or Stock Purchase Right as to which the election is made; and

                  (c) all elections shall be subject to the consent or disapproval of the Administrator.

                  In the event the election to have Shares withheld is made by an Optionee and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Optionee shall receive the full number of Shares with respect to which the Option or Stock Purchase Right is exercised but such Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

         14. NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS. Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution; provided that the Administrator may in its discretion grant transferable Nonstatutory Stock Options and Stock Purchase Rights pursuant to agreements specifying (i) the manner in which such Nonstatutory Stock Options and Stock Purchase Rights are transferable; (ii) that any such transfer shall be limited to the following recipients: a charitable trust established by the Optionee, a living trust established by the Optionee or a member of Optionee's immediate family; and (iii) that any such transfer shall be subject to the Applicable Laws. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option may be exercised, during the lifetime of the Optionee, only by the Optionee or a transferee permitted by this
Section 14.

         15. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

                  (a) ADJUSTMENT. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option and Stock Purchase Right, the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, the maximum number of shares of Common Stock for which Options and Stock Purchase Rights may be granted to any employee under Section 8 of the Plan, and the price per share of Common Stock covered by each such outstanding Option and Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

                  (b) CORPORATE TRANSACTIONS. In the event of the proposed dissolution or liquidation of the Company, each Option and Stock Purchase Right will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option and Stock Purchase Right shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option or Stock Purchase Right would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Option and Stock Purchase Right shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to some or all of the

Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Administrator makes an Option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option shall be exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period. All outstanding repurchase rights held by the Company pursuant to Section 11 of the Plan at the time of a merger or sale of assets shall be assigned to the successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assignment, that such repurchase rights shall terminate automatically prior to the consummation of the transaction.

         16. TIME OF GRANTING OPTIONS AND STOCK PURCHASE RIGHTS. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right or such other date as is determined by the Administrator; provided however that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee's employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

         17.      AMENDMENT AND TERMINATION OF THE PLAN.

                  (a) AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, the following revisions or amendments shall require approval of the shareholders of the Company in the manner described in Section 21 of the Plan:

                            (i)     any increase in the number of Shares
subject to the Plan available for grant as incentive stock options, other than an adjustment under Section 15 of the Plan;

                           (ii)     any change in the designation of the class
of persons eligible to be granted Options; or

                          (iii)     any change in the limitation on grants to
employees as described in Section 8 of the Plan or other changes which would require shareholder approval to qualify Options and Stock Purchase Rights granted hereunder as performance-based compensation under Section 162(m) of the Code.

                  (b) SHAREHOLDER APPROVAL. If any amendment requiring shareholder approval under Section 16(a) of the Plan is made subsequent to the first registration of any class of equity securities by the Company under
Section 12 of the Exchange Act, such shareholder approval shall be solicited as described in Section 21 of the Plan.

                  (c) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan shall not affect Options and Stock Purchase Rights already granted and such Options and Stock Purchase Rights shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

         18. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

         19. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

         20. AGREEMENTS. Options and Stock Purchase Rights shall be evidenced by written agreements in such form as the Board shall approve.

         21. SHAREHOLDER APPROVAL. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law and the rules of any stock exchange upon which the Shares are listed.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF RESOUND CORPORATION
                      1997 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of ReSound Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 21, 1997, and hereby appoints Rodney Perkins, M.D. and Peter Riepenhausen, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Shareholders of ReSound Corporation to be held on May 22, 1997 at 9:00 a.m., local time, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

                                                                 ---------
                                                                    SEE
                                                                  REVERSE
                                                                   SIDE
                                                                 ---------

/X/ Please mark your                                     / /
    votes as in this example

            FOR all nominees      WITHHOLD authority to
            listed to the right   vote for all nominees
           (except as indicated)  listed to the right
1. Election of  / /                    / /   Nominees:  Richard L. Goode, M.D.,
   Directors                                            Donald M. Kendall,
                                                        Eugene Kleiner,
                                                        Rodney Perkins, M.D.,
                                                        Peter Riepenhausen,
                                                        Philip S. Schlein,
                                                        Robert C. Wilson
If you wish to withhold authority
to vote for any individual nominee,
strike a line through that nominee's
name in the list to the right.




2. Proposal to authorize the adoption          FOR       AGAINST    ABSTAIN
   of the Company's 1997 Stock Plan and
   the reservation of up to a maximum of      / /          / /        / /
   650,000 shares of the Company's Common
   Stock for issuance thereunder.



3. Proposal to ratify the appointment
   of Ernst & Young LLP as the independent    / /          / /        / /
   auditors of the Company for the year
   ending December 31, 1997.


THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS;
(2) FOR APPROVAL OF THE ADOPTION OF THE COMPANY'S 1997 STOCK PLAN AND THE RESERVATION OF UP TO 650,000 SHARES OF THE COMPANY'S COMMON STOCK FOR ISSUANCE THEREUNDER; (3) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.



SIGNATURE(S) _____________________  DATE ____________________________

NOTE: This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.